Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of NanoVibronix, Inc. on Form S-3 (File Nos. 333-274482, 333-273574, 333-251264 and 333-236000 and Form S-8 (File Nos. 333-259274 and 333-205577) of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of NanoVibronix, Inc. and Subsidiaries as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of NanoVibronix, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 8, 2024